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Exhibit 10.44

Separation Agreement and Release

31 March 2006

John W. Allison

Dear John:

        This Separation Agreement and Release ("Agreement") is made and entered into by and between Accuray, Inc. (which together with its affiliates and its respective shareholders, directors, officers, employees, representatives, predecessors, successors and assigns are collectively referred to as "Employer") and John W. Allison ("Employee").

        Employer and Employee intend by this Agreement to settle all legal rights and obligations arising out of or resulting from the employment relationship and its termination.

        1.     Termination of Employment.

    a)
    Employer and Employee agree that the Employee's employment with Employer will be terminated effective
    31 March 2006 (the "Termination Date").

    b)
    The Employee hereby confirms his resignation of all positions that he has held as an officer of the Company and all subsidiaries of the Company, and the Company confirms its acceptance of such resignations, effective 31 March 2006 (the "Termination Date").

        2.     Separation Benefits.    In consideration for your signing this agreement, you will receive: your Treo communication device; your computer laptop with computer display; six (6) months of Severance Pay, equivalent to $102,500; a Separation Bonus of two (2) weeks salary for every year of service, equivalent to $17,083; a lump sum severance payment of $35,000 and Accuray agrees to pay for the first six (6) months of COBRA coverage, (grossed-up by 35% to cover tax withholdings), equivalent to $9,720. All severance pay will be paid net of all appropriate taxes and withholdings.

    a)
    In exchange for the above mentioned benefits, you agree to be available to the Employer for consultation, as needed and to produce documentation by April 10, 2006, which outlines the status of all projects currently underway in the Engineering Department.

    b)
    Accuray will agree to promptly pay the Severance Pay in six (6) monthly installments, commencing on May 1, 2006. The Separation Bonus and COBRA payments would be paid in lump sum assuming agreement to the terms and your signature approval of this Agreement.

        3.     Return of Company Property.    You have returned to the Company all Company property in your possession.

        4.     Maintaining Confidential Information.    You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company's interests. Employee understands and agrees that this Agreement is confidential and agrees, except as required by law, not to disclose its terms or the fact of its execution to any other person or entity without the prior written consent of a duly authorized officer of Employer.

        5.     Cooperation with the Company.    You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

        6.     General Release of the Company.    You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

    a)
    On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the "Releasees" hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits.

            Notwithstanding the generality of the foregoing, you do not release the following claims:

      (i)
      Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

      (ii)
      Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

      (iii)
      Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and

      (iv)
      Claims to any benefit entitlements vested as the date of her employment termination, pursuant to written terms of any Company employee benefit plan.

    b)
    YOU ACKNOWLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

      BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

    c)
    In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:

    i)
    You have the right to consult with an attorney before signing this agreement;

    ii)
    You have twenty-one (21) days, from 31 March 2006, to consider this agreement;

      iii)
      You have seven (7) days after signing this agreement to revoke this agreement, and this agreement will not be effective, and you will not receive any of the separation benefits, until that revocation period has expired; and

        7.     Severability.    The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

        8.     Voluntary and Knowing Agreement.    You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all its provisions and that you are voluntarily entering into said agreement.

        9.     Entire Agreement; Amendment.    This agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

        10.   Non-Disclosure, Public Statements.    Employee agrees to keep confidential am not to use or disclose to any third party any confidential or proprietary information pertaining to the business of Employer without the prior written consent of a duly authorized officer of Employer. In the event Employee receives or becomes aware of a subpoena or court order requiring such disclosure. Employee will notify Employer within three (3) business days. Employer and Employee further agree they will refrain from (i) making any critical or derogatory statements or comments concerning Employee or Employer or its business or (ii) taking any other action which would negatively affect Employee's or Employer's reputation or business.

        If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to Paul A. Vagadori in Human Resources.

Respectfully,
Paul A. Vagadori Senior Director, Human Resources
Accepted and agreed to on
14 April 2006 Date	8 May 2006 Date
/s/ John Allison John W. Allison Encl.	/s/ Euan S. Thomson Euan S. Thomson, Ph.D. President and CEO Accuray Incorporated
8 May 2006 Date
/s/ Chris Raanes Chris A. Raanes Chief Operating Officer Accuray Incorporated

EXHIBIT "A"
ADDENDUM TO SETTLEMENT AGREEMENT AND RELEASE

        This is an Addendum to the Settlement Agreement and Release ("Agreement") entered into between Accuray, Inc. (referred to jointly as "Employer") and John W. Allisoin ("Employee").

        Under the terms of the Parties existing Agreement the Employee releases the Employer from certain claims including but not limited to claims under the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act.

        1.     In return for the Parties Agreement, you are receiving compensation beyond that which you are otherwise entitled to before entering into this Agreement.

        2.     You are advised to consult with an attorney before signing this Addendum or electing to continue to be bound to the Agreement.

        3.     You have twenty-one (21) days from the date you receive this Addendum in which to consider the Agreement including this Addendum.

        4.     You have seven (7) days following the execution of this Addendum to revoke this Addendum and the previous Agreement between the Parties.

        Except as expressly set forth herein, all other terms and conditions of the parties Agreement shall remain in full force and effect. The Agreement and this Addendum set forth all terms and conditions relating to the matters discussed therein and supersede any and all prior agreements and understandings between Employee and Employer concerning the separation of his/her employment from Accuray, Inc.

By my signature below, I acknowledge that I have carefully read and fully understand this Addendum and the Agreement previously issued to me and consent to the terms and conditions set forth in both this Addendum and the Agreement. I further understand and acknowledge that I have seven (7) days from execution of this Addendum to revoke my acceptance of both this Addendum and the previous Agreement I executed.

Dated:	14 April , 2006	/s/ John Allison John W. Allison

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Separation Agreement and Release
EXHIBIT "A" ADDENDUM TO SETTLEMENT AGREEMENT AND RELEASE